Exhibit 99.01

Green Dot Corporation names Mark Shifke as Chief Financial Officer

PASADENA, Calif. - December 16, 2015 - Green Dot Corporation (NYSE: GDOT) today announced that it has named Mark Shifke to the position of Chief Financial Officer. Mr. Shifke has been Green Dot's acting CFO since May 2015. Prior to assuming that role, Mr. Shifke was Green Dot's Senior Vice President of Corporate Strategy and M&A, leading the Company's recent acquisitions of Santa Barbara Tax Products Group, AccountNow, Inc. and Achieve Financial Services, LLC. He was also responsible for organizing the debt syndicate and raising the debt capital to finance the acquisition of Santa Barbara Tax Products Group.
The company retained the services of a leading international search firm to conduct a search that yielded numerous highly qualified candidates for consideration.
Said Green Dot Chairman and CEO Steve Streit, "As we reviewed the robust field of candidates for the post and interviewed several finalists, it became clear that the best candidate was already serving in the role as our interim CFO," said Steve Streit, Green Dot Chairman and Chief Executive Officer. "In addition to exceptional financial acumen, Mark possesses a deep understanding of our products, our customer base and our corporate structure. I am excited to have Mark appointed to this vital and key post at Green Dot, and the Board and management of Green Dot look forward to his continued contributions to the Company."
Mr. Shifke joined Green Dot in 2011 as General Manager, Government Programs and Vice President, Special Projects, bringing 27 years of experience on Wall Street as a lawyer and investment banker. More recently, Mr. Shifke served as Managing Director, M&A and Corporate Finance Advisory at J.P. Morgan. Prior to joining JP Morgan in 2007, he was a Vice President at Goldman Sachs in Principal Investing and in M&A Structuring and Advisory. Previously, he served as a Partner at Davis Polk & Wardwell LLP, a law firm and a Principal at KPMG LLP, an accounting firm. Mr. Shifke received his LL.M. in taxation from New York University School of Law, a J.D. from Tulane Law School, and B.A. from Tulane University.
About Green Dot
Green Dot Corporation, along with its wholly owned subsidiary bank, Green Dot Bank, is a pro-consumer financial technology innovator with a mission to reinvent personal banking for the masses. Green Dot invented the prepaid debit card industry and is the largest provider of reloadable prepaid debit cards and cash reload processing services in the United States. Green Dot is also a leader in mobile technology and mobile banking with its award-winning GoBank mobile checking account. Through its wholly owned subsidiary, TPG, Green Dot is additionally the largest processor of tax refund disbursements in the U.S. Green Dot's products and services are available to consumers through a large-scale "branchless bank" distribution network of more than 100,000 U.S. locations, including retailers, neighborhood financial service center locations, and tax preparation offices, as well as online, in the leading app stores and through leading online tax preparation providers. Green Dot Corporation is headquartered in Pasadena, Calif., with additional facilities throughout the United States and in Shanghai, China.
Contacts:
Investor Relations
626-765-2427
IR@greendot.com
or
Media Relations
Brian Ruby, 203-682-8268
Brian.Ruby@icrinc.com